Exhibit 14



                     OLD REPUBLIC INTERNATIONAL CORPORATION

                                 CODE OF ETHICS

                                     FOR THE

            PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS


     Old Republic International Corporation (the "Company") is committed to conducting its business in compliance with applicable laws and regulations and in accordance with high standards of business conduct. In managing its business, the Company is mindful of the public trust with which it is vested. The Company strives to maintain high standards of accuracy, completeness and disclosure in its financial dealings, records and reports. These standards are intended to protect and preserve the multiple interests of its insurance subsidiaries' policyholders and beneficiaries of their insurance policies, and the Company's stockholders, employees and other stakeholders. To these ends, it is the responsibility of the Company's Chief Executive Officer, Chief Financial Officer and principal accounting officer (the "Senior Financial Officers") to:

     1. Act in good faith, in the Company's best interests and in accordance with the Company's Code of Conduct and the principles of this Code of Ethics.

     2. Act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interests in personal and professional relationships.

     3. Provide full, fairly stated, timely and understandable financial information and disclosure in reports and documents that the Company files with, or submits to regulatory authorities and shareholders, in accordance with applicable rules and regulations.

     4. Act responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be compromised.

     5. Use good business judgment in ensuring that all financial transactions are processed and recorded in timely fashion with reasonable accuracy and documentation in the Company's books and records in adherence with sufficiently appropriate and necessary internal controls.

     6. Respect and protect the confidentiality of information acquired in the course of the Company's business, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of work for personal advantage.

     7. Promote ethical behavior among constituents in the work environment through appropriate communications and by setting a proper example.

     8. Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.

     9.   Comply  with  generally   accepted   accounting   principles  and,  as
          necessary, regulatory accounting practices, rules, regulations and controls applicable to the Company's reports and related disclosures.

     10. Sign only those documents that he or she believes to be accurate and truthful in all essential respects.

     11. Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.

     12. Not knowingly be a party to any illegal activity or engage in acts that are discreditable to his or her profession or the Company.

     13. Respect and contribute to legitimate and ethical objectives of the Company.

     14. Not make, or tolerate any willfully false or artificial statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence, memoranda, or communication of any type, including telephone or wire communications.

     15. Report to the Company, through the Audit Committee any significant situation with respect to which this Code of Ethics, the Company's standards or laws are being violated.

     Those required to comply with this Code of Ethics understand that failure to comply with this Code of Ethics will not be tolerated by the Company and that deviations therefrom or violations thereof will result in serious consequences, which may include, but may not be limited to, serious reprimand, dismissal or other legal redress.

     The parties subject to this Code of Ethics will acknowledge in writing that they understand and will adhere to these requirements.



                                      -2-